Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2024 RESULTS
BOARD OF DIRECTORS AUTHORIZES $1.0 BILLION INCREASE IN ITS STOCK REPURCHASE PROGRAM
Revenue increased 10% to $2.2 billion
Comparable sales increased 6%, or increased 7% on a constant dollar basis
Diluted EPS of $2.54
Vancouver, British Columbia – June 5, 2024 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter of fiscal 2024, which ended on April 28, 2024.
Calvin McDonald, Chief Executive Officer, stated: "In the first quarter, we saw strong momentum in our international markets, demonstrating how our brand continues to resonate around the world. Guests responded well to our product innovations across categories, and we are pleased by the progress we are making to optimize our U.S. product assortment. Looking ahead, we continue to have a significant runway for growth and are confident in our team’s ability to powerfully deliver for our guests in 2024 and beyond."
For the first quarter of 2024, compared to the first quarter of 2023:
•Net revenue increased 10% to $2.2 billion, or increased 11% on a constant dollar basis.
–Americas net revenue increased 3%, or 4% on a constant dollar basis.
–International net revenue increased 35%, or 40% on a constant dollar basis.
•Comparable sales increased 6%, or 7% on a constant dollar basis.
–Americas comparable sales were flat compared to the first quarter of 2023.
–International comparable sales increased 25%, or 29% on a constant dollar basis.
•Gross profit increased 11% to $1.3 billion.
•Gross margin increased 20 basis points to 57.7%.
•Income from operations increased 8% to $432.6 million.
•Operating margin decreased 50 basis points to 19.6%.
•The effective income tax rate for the first quarter of 2024 was 29.5% compared to 29.1% for the first quarter of 2023.
•Diluted earnings per share were $2.54 compared to $2.28 in the first quarter of 2023.
•The Company ended the first quarter of 2024 with 711 company-operated stores.
Meghan Frank, Chief Financial Officer, stated: "We reported first quarter results ahead of our expectations as we operated with agility and continued to make strategic investments in the business. As we look to the rest of the year, we remain focused on leveraging our strengths and differentiated model to advance our Power of Three ×2 strategy and fuel performance. We are energized by the opportunities in front of us and believe we are well-positioned to drive sustainable, long-term growth."
Stock Repurchase Program
During the first quarter of 2024, the Company repurchased 0.8 million shares of its common stock for a cost of $296.9 million.
On May 29, 2024, the board of directors approved a $1.0 billion increase to the Company's stock repurchase program. Including this increase, as of June 5, 2024, the Company had approximately $1.7 billion remaining authorized on its stock repurchase program.

Balance Sheet Highlights
The Company ended the first quarter of 2024 with $1.9 billion in cash and cash equivalents and the capacity under its committed revolving credit facility was $393.8 million.
Inventories at the end of the first quarter of 2024 decreased 15% to $1.3 billion compared to $1.6 billion at the end of the first quarter of 2023.
2024 Outlook
For the second quarter of 2024, the Company expects net revenue to be in the range of $2.400 billion to $2.420 billion, representing growth of 9% to 10%. Diluted earnings per share are expected to be in the range of $2.92 to $2.97 for the quarter. This assumes a tax rate of approximately 30%.
For 2024, the Company continues to expect net revenue to be in the range of $10.700 billion to $10.800 billion, representing growth of 11% to 12%, or 10% to 11% excluding the 53rd week of 2024. It continues to expect operating margin for the year to be approximately 23.3%. Diluted earnings per share are now expected to be in the range of $14.27 to $14.47 for the year. This assumes a tax rate of approximately 30%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Power of Three ×2
The Company's Power of Three ×2 growth plan calls for a doubling of the business from 2021 net revenue of $6.25 billion to $12.5 billion by 2026. The key pillars of the plan are product innovation, guest experience, and market expansion and the growth strategy includes a plan to double men's, double e-commerce, and quadruple international net revenue relative to 2021.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 5, 2024, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Non-GAAP Financial Measures
Constant dollar changes are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates. Management uses these constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 was a 52-week year while 2024 will be a 53-week year. The expected net revenue increase excluding the 53rd week excludes the expected net revenue for the 53rd week of 2024. This enables an evaluation of the expected year-over-year increase in net revenue based on 52 weeks in each year.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; changes in consumer shopping preferences and shifts in distribution channels; the acceptability of its products to guests; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global or regional health events such as the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ending February 2, 2025 is referred to as "2024" and the fiscal year ended January 28, 2024 is referred to as "2023".
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	First Quarter
	2024	2023
Net revenue	$2,208,891	$2,000,792
Costs of goods sold	933,823	849,987
Gross profit	1,275,068	1,150,805
As a percentage of net revenue	57.7%	57.5%
Selling, general and administrative expenses	842,426	747,513
As a percentage of net revenue	38.1%	37.4%
Amortization of intangible assets	—	1,878
Income from operations	432,642	401,414
As a percentage of net revenue	19.6%	20.1%
Other income (expense), net	23,283	8,025
Income before income tax expense	455,925	409,439
Income tax expense	134,504	119,034
Net income	$321,421	$290,405

Basic earnings per share	$2.55	$2.28
Diluted earnings per share	$2.54	$2.28
Basic weighted-average shares outstanding	125,989	127,246
Diluted weighted-average shares outstanding	126,336	127,621

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	April 28, 2024	January 28, 2024	April 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,900,672	$2,243,971	$950,607
Inventories	1,345,267	1,323,602	1,580,313
Prepaid and receivable income taxes	192,955	183,733	182,393
Other current assets	329,193	309,271	339,989
Total current assets	3,768,087	4,060,577	3,053,302
Property and equipment, net	1,561,185	1,545,811	1,312,793
Right-of-use lease assets	1,263,749	1,265,610	993,471
Goodwill and intangible assets, net	23,992	24,083	44,123
Deferred income taxes and other non-current assets	211,482	195,860	167,855
Total assets	$6,828,495	$7,091,941	$5,571,544
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$261,605	$348,441	$287,464
Accrued liabilities and other	374,446	348,555	342,751
Accrued compensation and related expenses	132,911	326,110	125,053
Current lease liabilities	254,443	249,270	210,506
Current income taxes payable	53,087	12,098	30,213
Unredeemed gift card liability	268,296	306,479	223,970
Other current liabilities	38,783	40,308	36,814
Total current liabilities	1,383,571	1,631,261	1,256,771
Non-current lease liabilities	1,147,631	1,154,012	888,582
Non-current income taxes payable	15,864	15,864	28,555
Deferred income tax liability	29,150	29,522	54,533
Other non-current liabilities	32,471	29,201	23,027
Stockholders' equity	4,219,808	4,232,081	3,320,076
Total liabilities and stockholders' equity	$6,828,495	$7,091,941	$5,571,544

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Quarter
	2024	2023
Cash flows from operating activities
Net income	$321,421	$290,405
Adjustments to reconcile net income to net cash provided by operating activities	(193,897)	(244,902)
Net cash provided by operating activities	127,524	45,503
Net cash used in investing activities	(131,537)	(138,219)
Net cash used in financing activities	(328,628)	(115,399)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(10,658)	3,855
Decrease in cash and cash equivalents	(343,299)	(204,260)
Cash and cash equivalents, beginning of period	2,243,971	1,154,867
Cash and cash equivalents, end of period	$1,900,672	$950,607

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes
The below changes show the change for the first quarter of 2024 compared to the first quarter of 2023.

	Net Revenue
	Increase	Foreign exchange	Increase in constant dollars
United States	2%	—%	2%
Canada	11	1	12
Americas	3	1	4

China Mainland	45	7	52
Rest of World	27	3	30
Total international	35	5	40

Total	10%	1%	11%

	Comparable Sales(1)
	Increase	Foreign exchange	Increase in constant dollars
Americas	—%	—%	—%

China Mainland	26	7	33
Rest of World	23	3	26
Total international	25	4	29

Total	6%	1%	7%
__________
(1)Comparable sales includes comparable company-operated store and e-commerce net revenue. Comparable company-operated stores have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable company-operated stores exclude stores which have been temporarily relocated for renovations or have been temporarily closed.

Expected net revenue increase excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 was a 52-week year while 2024 will be a 53-week year.

Fiscal 2024
Expected net revenue increase	11% to 12%
Impact of 53rd week	(1)%
Expected net revenue increase excluding the 53rd week (non-GAAP)	10% to 11%

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square footage expressed in thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
2nd Quarter 2023	662	12	2	672
3rd Quarter 2023	672	15	1	686
4th Quarter 2023	686	26	1	711
1st Quarter 2024	711	5	5	711

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2023	2,632	64	5	2,691
3rd Quarter 2023	2,691	109	3	2,797
4th Quarter 2023	2,797	173	3	2,967
1st Quarter 2024	2,967	35	14	2,988
 __________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.